For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2008 FINANCIAL RESULTS
• Record 2008 Net Sales of $1.441 Billion, an Increase of 3 Percent Over 2007
• 2008 Net Earnings of $55.4 Million, a Decrease of 27 Percent Over 2007

MANHATTAN BEACH, CA. – February 18, 2009 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fiscal year 2008 net sales increased 3 percent to $1.441 billion as compared to net sales of $1.394 billion in 2007. Net earnings for 2008 were $55.4 million versus net earnings of $75.7 million in 2007. For fiscal year 2008, diluted earnings per share were $1.19 based on 46,708,000 weighted average shares outstanding versus diluted earnings per share of $1.63 based on 46,741,000 weighted average shares outstanding in the prior year.

Net sales for the fourth quarter of 2008 were $298.1 million as compared to $302.0 million in the fourth quarter of 2007. Net loss for the fourth quarter of 2008 was $20.4 million versus net earnings of $12.1 million in the fourth quarter of 2007. Net loss per diluted share in the fourth quarter of 2008 was $0.44 based on 46,123,000 weighted average shares outstanding as compared to net earnings per diluted share of $0.26 based on 46,639,000 weighted average shares outstanding in the fourth quarter of 2007.

“SKECHERS 2008 net sales of over $1.4 billion represent a new record, a significant achievement in a year marked by a rapidly weakening global economic environment,” stated Fred Schneider, chief financial officer of SKECHERS. “Despite the record yearly sales, we saw a shortfall in earnings in the fourth quarter primarily due to a decrease in gross margin of approximately 1,000 basis points from the same period last year. The decrease in gross margin is a direct result of the extremely weak retail climate, which caused a significant decline in U.S. retailers’ comps as well as a number of both retail bankruptcies and going out of business sales. Due to these declining economic conditions, we began to manage our inventory levels down at reduced prices and increased our reserves by over $15 million. As we complete this process, we expect to see our gross margin percentage return to its historic levels of over 40 percent later in 2009.”

Gross profit for 2008 was $595.9 million compared to $600.0 million in 2007. Gross margin for 2008 was 41.4 percent versus 43.0 percent for 2007. Gross profit for the fourth quarter of 2008 was $95.0 million compared to $127.3 million in the fourth quarter of 2007. Gross margin in the fourth quarter 2008 was 31.9 percent versus 42.1 percent for the fourth quarter of 2007.

Robert Greenberg, SKECHERS chief executive officer, commented: “For SKECHERS, 2008 was a year of achievements with several new brands added to our fold, record sales, and meaningful growth in our international business. We continue to see the international arena as an opportunity to further grow our business, and are pleased with the continued solid performance of many of our SKECHERS and fashion brands in both the domestic and international markets. We are continuing to develop fresh styles in our more well-established lines and look forward to our first full year of footwear from Bebe Sport, Punkrose, and the emergence of TapouT footwear in sport retailers and with specialty chains, and other key accounts. Our product remains affordable, fashionable and relevant, offering a great value in the current marketplace. While the macro-economic environment remains challenging, we believe we will continue to be an increasingly important brand around the world given our on-target product, diversified distribution and team of talented people and dedicated partners.”

“In 2008, the economic downturn adversely affected our domestic and, to a lesser degree, our international business. We believe the economy will continue to have a negative impact on the retail industry for the foreseeable future, and the demand for consumer goods will be reduced,” stated David Weinberg, chief operating officer of SKECHERS. “In the first half of 2009, we are focusing on reducing our inventory levels and expenses while maintaining our strong domestic and international presence in this difficult economic environment, which we expect will result in us breaking even in the first half of 2009. As our inventory levels come more in line with our current expected sales and backlog, we believe we will return to profitability in the second half of 2009, and achieve annual revenues between $1.2 billion and $1.3 billion. With a strong balance sheet and portfolio of brands, we remain confident that SKECHERS is well-positioned for sustainable long-term profitability.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its
e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, and across Europe, as well as through joint ventures in Asia. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; the ability to maintain brand image; the ability to sustain, manage and forecast growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; changes in economic conditions that could affect the ability to open retail stores in new markets and/or the sales performance of existing stores; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2007 and the Company’s Form 10-Q for the quarter ended September 30, 2008. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$114,941	$199,516
Short-term investments	—	104,500
Trade accounts receivable, net	175,064	167,406
Other receivables	7,816	10,520

Total receivables	182,880	177,926
Inventories	261,209	204,211
Prepaid expenses and other current assets	31,022	13,993
Deferred tax assets	11,955	8,594

Total current assets	602,007	708,740
Property and equipment, at cost less accumulated depreciation and amortization	157,757	98,400
Intangible assets, less applicable amortization	5,407	78
Deferred tax assets	18,158	13,983
Long-term investments	81,925	—
Other assets, at cost	11,062	6,776

TOTAL ASSETS	$876,316	$827,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$572	$437
Accounts payable	164,643	164,466
Accrued expenses	23,021	19,949

Total current liabilities	188,236	184,852
Long-term borrowings, excluding current installments	16,188	16,462
Minority interest	3,199	—
Stockholders’ equity	668,693	626,663

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$876,316	$827,977

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31
	2008	2007	2008	2007
Net sales	$298,088	$302,041	$1,440,743	$1,394,181
Cost of sales	203,062	174,789	844,821	794,192

Gross profit	95,026	127,252	595,922	599,989
Royalty income	800	787	2,461	4,179

	95,826	128,039	598,383	604,168

Operating expenses:
Selling	21,853	21,079	126,890	126,527
General and administrative	109,060	89,823	413,601	364,711

	130,913	110,902	540,491	491,238

Other income (expense):
Interest, net	436	1,434	2,731	5,277
Other, net	200	(31)	120	98

	636	1,403	2,851	5,375

Earnings before income taxes and minority interest	(34,451)	18,540	60,743	118,305
Income tax expense (benefit from)	(12,917)	6,445	7,258	42,619
Minority interest in loss of consolidated	(1,156)	—	(1,911)	—
subsidiary

Net earnings (loss)	$(20,378)	$12,095	$55,396	$75,686

Net earnings per share:
Basic	$(0.44)	$0.26	$1.20	$1.67

Diluted	$(0.44)	$0.26	$1.19	$1.63

Weighted average shares:
Basic	46,123	45,750	46,031	45,262

Diluted	46,123	46,639	46,708	46,741